Exhibit 99.1

LIBERTY MEDIA REPORTS FOURTH QUARTER FINANCIAL RESULTS

Company Completes Deal for Largest Stake in DIRECTV

Englewood, Colorado, February 28, 2008 — Liberty Media Corporation (“Liberty”) reported fourth quarter results for both its Liberty Interactive Group and Liberty Capital Group.

Liberty announced on February 27, 2008 that it had completed the exchange of its 16% stake in News Corporation for a subsidiary of News Corp that holds a 41% stake in DIRECTV Group, Inc., regional sports networks in Denver, Pittsburgh, and Seattle, and $465 million of cash.  This clears a path for completion of the previously announced reclassification of its Liberty Capital tracking stock.  The Liberty Entertainment Group tracking stock (Nasdaq: LMDIA, LMDIB) will have attributed to it Liberty’s interests in DIRECTV, three regional sports networks, Starz Entertainment, LLC, FUN Technologies, Inc., GSN LLC, WildBlue Communications, Inc, approximately $1.0 billion in cash and $551 million of Liberty Media’s publicly traded exchangeable debt.  The businesses, assets and debt not attributed to Liberty Entertainment Group will continue to be attributed to Liberty Capital Group, which will retain its name and listing symbols.  It is expected that the reclassification of Liberty Capital will be completed at 5:00 p.m. Eastern time on Monday March 3rd, and that the new Liberty Entertainment tracking stock and the reclassified Liberty Capital tracking stock will begin trading Tuesday, March 4th.

“We are pleased that the News deal is completed and excited that our new tracking stocks will be trading in the next few days,” stated Liberty President and CEO Greg Maffei.  “We welcome Chase Carey and the entire DIRECTV team to the Liberty family and look forward to working with them.”

There will be no change to the businesses, assets and liabilities attributed to the Liberty Interactive Group by virtue of the reclassification.

During the quarter, Liberty purchased 14 million shares of InterActiveCorp’s (“IAC”) common stock from a single holder at a price of $24.25 per share.  IAC also purchased 6 million shares of its common stock from the same holder at $24.25 per share.  As a result of this purchase and IAC’s redemption, the shares owned by Liberty represent 30% of the equity and 62% of the voting power of IAC.

1.  Please see page 11 of this press release for the definition of operating cash flow and a discussion of management’s use of this performance measure.  Schedule 1 to this press release provides a reconciliation of Liberty’s consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests.  Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity’s operating income for the same period, as determined under GAAP.

LIBERTY INTERACTIVE GROUP — Liberty Interactive Group’s revenue increased 7% for the quarter and 6% for the year driven mainly by QVC, Inc. (“QVC”) plus faster growing revenue at its e-commerce businesses.  Operating cash flow decreased 3% for the quarter and remained flat for the year.  The quarterly operating cash flow decline was largely due to a slight decrease at QVC offset by growth at Provide Commerce, Inc. and the addition of Backcountry.com, Inc. which was acquired in June 2007.  Liberty Interactive Group’s results are comprised of QVC, Provide Commerce, Inc., BUYSEASONS, Inc., and Backcountry.com, Inc.  On December 31, 2007, Liberty acquired 82.9% of the outstanding equity of Bodybuilding.com, LLC and attributed that asset to the Liberty Interactive Group.  Bodybuilding.com’s results are not included herein.

QVC

QVC’s consolidated revenue increased 4% in the fourth quarter to $2.33 billion and 5% overall in 2007 to $7.40 billion.  QVC’s operating cash flow decreased 5% during the quarter to $531 million and remained flat for the year at $1.65 billion.

“Despite a soft retail environment, domestic revenue showed modest improvement over third quarter results,” stated QVC President and CEO Mike George.  “We remain short of our revenue and operating cash flow objectives for the business but have maintained our pricing integrity, choosing not to discount to drive sales.  On the operating cash flow side, despite tight controls on expenses, we experienced fourth quarter declines due to a shift away from higher margin categories and a difficult comparison to the fourth quarter of 2006 when we benefited from one-time gains including the release of $15 million in franchise tax reserves.”  George added, “We again experienced mixed results at our international operations.  Our UK business continues to experience solid revenue growth while in Germany we are implementing operational improvements that we believe will result in improved long-term prospects in that market. In Japan we are encouraged by our progress growing sales in apparel, accessories and jewelry to help offset the decline in health, beauty, and fitness which has been adversely affected by changes in the regulatory environment.”

QVC’s domestic revenue increased 4% in the fourth quarter to $1.68 billion and 5% overall in 2007 to $5.21 billion.  Operating cash flow decreased 5% to $396 million in the quarter and increased 1% to $1.24 billion for the year.  Domestic revenue growth in the quarter was mainly attributable to increased sales of electronics in the home product category.  For the year, the mix of product sold shifted from jewelry to the home and apparel/accessories areas.  The total number of units shipped increased half a percent to 37.6 million in the quarter and 2% to 122.2 million for the year.  The average selling price increased 5% from $44.91 to $47.11 for the quarter and 3% from $44.67 to $46.05 for the year.  QVC.com sales as a percentage of domestic sales increased modestly to 22.5% in the fourth quarter and grew from 20% to 22% for the year.  The domestic operating cash flow margin decreased from 26% and 25% in last year’s fourth quarter and fiscal year, respectively, to 24% for both periods in 2007.  The decline in operating cash flow margin for the quarter is primarily due to a one-time $15 million reversal of franchise tax reserves related to an audit settlement that occurred in the fourth quarter of 2006, decreased gross margins resulting from a shift in the product mix, and increased brand marketing costs.  The decline for the year is primarily due to the franchise tax reserve reversal compounded by unfavorable product mix.  Excluding the one-time franchise tax reversal, operating cash flow decreased 1% for the quarter and increased 2% for the year.

QVC’s international revenue increased 4% in the fourth quarter to $658 million and 5% in 2007 to $2.19 billion driven by favorable foreign currency exchange rates in the UK and Germany for both periods and in the fourth quarter in Japan.  International revenue was negatively affected by continued challenges in both the German and Japanese markets.  Excluding the effect of exchange rates, international revenue decreased 4% in the quarter and 1% in 2007.  International operating cash flow decreased 4% in the fourth quarter from $140 million to $135 million and 4% in 2007 from $426 million to $408 million.  International operating cash flow margins decreased from 22% to 21% in the quarter and from 20% to 19% for the year primarily due to lower gross margins stemming from higher inventory obsolescence provisions, higher commission expense as a percentage of net revenue and costs associated with the opening of a new distribution center in Japan.  Excluding the effect of exchange rates, QVC’s international operating cash flow decreased 11% in the quarter and 9% in 2007.

As expected, QVC Germany and QVC Japan continued to face market challenges.  The German business was impacted by revenue declines across all product categories for the year.  However, in the fourth quarter, the home category experienced positive sales growth over the prior period.  The average selling price increased in the fourth quarter but was more than offset by a decrease in units shipped resulting in a 10% local currency revenue decline.  For the year, Germany’s average selling price and units shipped declined resulting in a 6% local currency revenue decline.  Germany also experienced a lower gross margin percentage in both periods primarily due to a higher inventory obsolescence provision and, to a lesser extent, lower initial product margins.  Japan’s revenue in local currency decreased 7% for the fourth quarter and 2% for the year.  Throughout 2007, the Japanese business faced a heightened regulatory focus on health and beauty product presentations, directly affecting revenue growth.  QVC management in Japan has continued to shift product away from the health and beauty category to jewelry and fashion and is experiencing productivity gains in those areas.  QVC UK continued to show improved results with revenue increasing 8% and 7% in local currency during the fourth quarter and fiscal year 2007, respectively.

QVC’s outstanding bank debt was $4.02 billion at December 31, 2007.

Liberty Interactive’s other e-commerce businesses, which include Backcountry.com, Provide Commerce, and Buyseasons, had positive financial results in 2007 and continue to grow at a fast pace.  Backcountry.com, which we began consolidating at the end of June 2007, led the way with 68% revenue growth and 74% operating cash flow growth for the year.  Provide Commerce and Buyseasons also had solid top-line performance in 2007 with revenue growth in the mid-teens for both companies.

On December 31, 2007 Liberty acquired a controlling interest in Bodybuilding.com, a leading sports nutrition electronic retailer and most visited bodybuilding and fitness site in the world.  Bodybuilding.com manages two websites.  Its “Supersite” is a vibrant and active community of content, social networking, and advice containing articles, personal pages, videos, and chat rooms.  Bodybuilding.com’s “Store” is an e-commerce and product information site containing over 6,000 products including supplements, clothing, accessories and other bodybuilding products that represent more than 450 brands.  Liberty’s interest in Bodybuilding.com is attributed to the Liberty Interactive group.

Share Repurchases

During the fourth quarter, Liberty repurchased 20.0 million shares of Series A Liberty Interactive common stock at an average cost per share of $20.13 for total cash consideration of $403 million.  Throughout 2007, Liberty repurchased 56.3 million Series A Liberty Interactive shares at an average cost per share of $21.73 for total cash consideration of $1.224 billion.  From the creation of the Liberty Interactive tracking stock in May 2006 through February 27, 2008, Liberty repurchased 110.5 million shares at an average cost per share of $20.09 for total cash consideration of $2.219 billion.  These repurchases represent approximately 15.7% of the shares outstanding at the time of creation of the Liberty Interactive tracking stock.  Currently, Liberty has approximately $780 million remaining under its Liberty Interactive stock repurchase authorization.

The businesses and assets attributed to Liberty Interactive Group are engaged in, or are ownership interests in companies that are engaged in video and on-line commerce, and currently include its subsidiaries QVC, Provide Commerce, BUYSEASONS, Backcountry.com and Bodybuilding.com and its 30% interest in IAC/InterActiveCorp, 25% interest in Expedia and 20% interest in GSI Commerce.  Liberty has identified QVC, Inc., a consolidated, wholly-owned subsidiary, as the principal operating segment of Liberty Interactive Group.

LIBERTY CAPITAL GROUP — Starz Entertainment Group (“SEG”) experienced continued subscriber growth and reduced programming costs throughout 2007 and achieved 42% operating cash flow growth for the year.  The Liberty Capital group experienced 26% revenue growth during the year due to SEG’s revenue growth, the inclusion of a full year of revenue for Starz Media and the acquisition of the Atlanta Braves baseball team in May 2007.

Starz Entertainment, LLC

Starz Entertainment, LLC (“Starz Entertainment”) revenue increased 3% in the fourth quarter to $265 million and 3% for the year to $1.07 billion.  Operating cash flow decreased 4% during the quarter to $48 million and increased 42% for the year to $264 million.

In addition to the retroactive impact of the DIRECTV affiliation agreement noted below, the increase in revenue for both periods of 2007 was primarily due to an $8 million increase in the quarter and a $26 million increase for the year resulting from growth in the average number of subscription units.  Starz and Encore, the two principal service offerings of Starz Entertainment, experienced average subscription unit increases of 8% and 9%, respectively, during the year.  The effect on revenue from the increase in subscription units was partially diluted by the fixed-rate affiliation agreements that Starz Entertainment has entered into in recent years.

In August, Starz Entertainment entered into a new affiliation agreement with DIRECTV which is retroactive to January 1, 2007, and which has been extended through the end of 2008.  The previous affiliation agreement with DIRECTV expired June 30, 2006.  After the expiration of the previous agreement, Starz Entertainment recognized revenue from DIRECTV based on cash payments received.  The new affiliation agreement provided for rates higher than those paid by DIRECTV since June 30, 2006.  Accordingly, in 2007, Starz Entertainment recognized $7 million of revenue related to prior periods based on the new affiliation agreement.

Starz Entertainment’s operating expenses increased 5% for the quarter and decreased 5% for the year.  The increase for the quarter was primarily due to an increase in SG&A expenses resulting from increases in marketing activity.  The decrease in operating expenses for the year was primarily due to a 7% reduction in programming costs from $703 million in 2006 to $656 million in 2007.  The full-year decline in programming costs was mainly due to lower effective rates for the films exhibited in 2007 partially offset by increased costs due to a higher percentage of first-run movie exhibitions and overall volume increases due to the annualized effect of new channels launched during the second quarter of 2006.  Also contributing to the decline in operating expenses was the reversal of a $7 million accrual for music copyright fees in 2007 resulting from a settlement with a music copyright authority.  Partially offsetting full-year operating expense declines was a slight increase in SG&A expenses due to higher marketing support expenses and costs associated with new Starz branding initiatives.  Starz Entertainment expects its 2008 programming expenses to be comparable to 2007 levels as it invests in original programming initiatives with the launch of its series Crash, Headcase, and Hollywood Residential.

Starz LLC Chairman and CEO Robert B. Clasen said, “Starz Entertainment posted a strong year of growth in subscribers and cash flow in 2007.  We look forward to strengthening our programming lineup this year as we launch our first exclusive, original programming.”  “On the Starz Media side,” he added, “the first movie from Overture Films, Mad Money, hit theaters in January of 2008, our home video unit produced films for limited theatrical release and home video distribution, our live action TV division produced several made-for-TV movies and our Toronto studio secured contracts for additional computer-generated animation work.  Because of production and marketing costs, we expect that the losses at Starz Media will continue this year, but we are pleased with the progress we have made in forming a fully integrated media company with the ability to produce all kinds of programming and to distribute on all platforms.”

Share Repurchases

There were no share repurchases of Liberty Capital stock during the fourth quarter of 2007.  Throughout 2007, Liberty repurchased 11.5 million shares of Series A Liberty Capital common stock at a cost per share of $113.00 for aggregate cash consideration of $1.3 billion.  The shares repurchased represent approximately 8.2% of the outstanding Liberty Capital common shares.  Currently, Liberty has $1 billion remaining under its Liberty Capital stock repurchase authorization.

The businesses and assets attributed to Liberty Capital Group prior to the issuance of the new Liberty Entertainment tracker are all of Liberty Media’s businesses and assets other than those attributed to Liberty Interactive Group and include its subsidiaries Starz Entertainment, LLC, Starz Media, LLC, TruePosition, Inc., FUN Technologies, Inc., Atlanta National League Baseball Club, Inc. (the owner of the Atlanta Braves), Leisure Arts, Inc., and WFRV and WJMN Television Station, Inc., its equity affiliates GSN LLC and WildBlue Communications, Inc. and its interests in News Corporation, Time Warner, Inc. and Sprint Nextel Corporation.  Liberty has identified Starz Entertainment, LLC, a consolidated, wholly owned subsidiary, as the principal operating segment of Liberty Capital Group.

NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses.  Those interests are currently attributed to two tracking stock groups: Liberty Interactive Group and Liberty Capital Group.

As a supplement to Liberty’s consolidated statements of operations included in its 10-K, the following is a presentation of financial information on a stand-alone basis for QVC and Starz Entertainment which have been identified as the principal operating segments of Liberty Interactive and Liberty Capital, respectively.

Unless otherwise noted, the foregoing discussion compares financial information for the twelve months and three months ended December 31, 2007 to the same periods in 2006.  Please see page 11 of this press release for the definition of operating cash flow and a discussion of management’s use of this performance measure.  Schedule 1 to this press release provides a reconciliation of Liberty’s consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests.  Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity’s operating income for the same period, as determined under GAAP.  Certain prior period amounts have been reclassified for comparability with the 2006 presentation.  Liberty completed the sale of its controlling interests in OpenTV and On Command during 2007, and as such, the financial results of these companies have been excluded from all periods presented.

Fair Value of Public Holdings and Derivatives

	December	September	December
(amounts in millions and include the value of derivatives)	31, 2006	30, 2007	31, 2007
InterActiveCorp	$2,572	2,054	1,863
Expedia (1)	1,452	2,207	2,189
Other Public Holdings	173	246	181
Total Attributed Liberty Interactive Group	$4,197	4,507	4,233
News Corporation	11,003	11,404	10,558
Non Strategic Public Holdings	7,205	5,464	5,048
Total Attributed Liberty Capital Group	$18,208	16,868	15,606

(1)          Represents fair value of Liberty’s investment in Expedia.  In accordance with GAAP, Liberty accounts for this investment using the equity method of accounting and includes this investment in its consolidated balance sheet at its historical carrying value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

	September	December
(amounts in millions)	30, 2007	31, 2007
Cash and Cash Related Investments:
Total Attributed Liberty Interactive Group Cash (GAAP)	$718	557
Total Attributed Liberty Capital Group Cash (GAAP)	2,371	2,578
Total Liberty Consolidated Cash (GAAP)	3,089	3,135

Short-Term Marketable Securities (1)	—	—
Long-Term Marketable Securities (2)	342	86
Total Attributed Liberty Capital Group Liquid Investments	342	86

Total Attributed Liberty Interactive Group Cash and Liquid Investments	718	557
Total Attributed Liberty Capital Group Cash and Liquid Investments	2,713	2,664
Total Liberty Consolidated Cash and Liquid Investments (3)	$3,431	3,221

Debt:
Senior Notes and Debentures (4)	$3,107	3,108
QVC Bank Credit Facility	3,900	4,023
Other	75	61
Less:Unamortized Discount	(15)	(15)
Total Attributed Liberty Interactive Group Debt (GAAP)	7,067	7,177

Senior Exchangeable Debentures (5)	4,481	4,481
Bank Credit Facility	750	750
Other	96	98
Total Attributed Liberty Capital Group Debt	5,327	5,329
Less:Fair Market Value Adjustment (5)	(580)	(791)
Total Attributed Liberty Capital Group Debt (GAAP)	4,747	4,538

Total Consolidated Liberty Debt (GAAP)	$11,814	11,715

(1)          Short-term marketable debt securities which are included in other current assets in Liberty’s consolidated balance sheet.

(2)          Long-term marketable debt securities which are included in investments in available-for-sale securities and other cost investments in Liberty’s consolidated balance sheet.

(3)          Does not include $692 million of restricted cash that is reflected in other long-term assets in Liberty’s condensed consolidated balance sheet.  Please see discussion related to Investment Fund in the footnotes to Liberty’s condensed consolidated financial statements included in its most recently filed Form 10-K.

(4)          Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(5)          Effective January 1, 2007, Liberty adopted Statement of Financial Accounting Standards No. 155, Accounting for Hybrid Financial Instrument (“Statement 155”).  Pursuant to the provisions of Statement 155, Liberty now accounts for its senior exchangeable debentures at fair value rather than bifurcating such instruments into a debt instrument and a derivative instrument as was previously required.

Total attributed Liberty Interactive Group Cash and Liquid Investments decreased $161 million compared to September 30, 2007 due to borrowings on the QVC bank credit facility and cash flow from QVC operations offset by the purchase of Liberty Interactive Series A common stock, the acquisition of Bodybuilding.com and interest payments.  Total attributed Liberty Interactive Group Debt increased $110 million from September 30, 2007, due to borrowings on the QVC bank credit facility.

Total attributed Liberty Capital Group Cash and Liquid Investments remained flat compared to September 30, 2007 due to proceeds from the expiration of an equity collar offset by corporate interest payments and the acquisition of all FUN Technologies Inc. common shares that it did not already own.  Total attributed Liberty Capital Group Debt remained flat compared to September 30, 2007.

Important Notice: Liberty Media Corporation (“Liberty”) (Nasdaq: LINTA, LINTB, LCAPA, LCAPB) President and CEO, Gregory B. Maffei will discuss Liberty’s earnings release in  a conference call  which will begin at 3:00pm (ET) on February 28, 2008.  The call can be accessed by dialing (877) 795-3635 or (719) 325-4841 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed from 5:00 p.m. (ET) on February 28, 2008 through 5:00 p.m. (ET) March 13, 2008, by dialing (719) 457-0820 or (888) 203-1112 plus the pass code 64670074#.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/investor_relations/default.htm.  Links to this press release will also be available on the Liberty Media web site.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements regarding the anticipated reclassification of Liberty Capital common stock, the long-term prospects of QVC and anticipated lower programming costs for Starz Entertainment in 2008.  These forward looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results, performance or achievements of the operating businesses of Liberty included herein could differ materially from those expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of Liberty, including the most recently filed Form 10-K of Liberty; general economic and business conditions and industry trends including in the advertising and retail markets; the continued strength of the industries in which such businesses operate; continued consolidation of the broadband distribution and movie studio industries; uncertainties inherent in proposed business strategies and development plans; changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders and IP television and their impact on television advertising revenue and home shopping networks; disruption in the production of theatrical films or television programs due to strike by unions representing writers, directors or actors; increased digital television penetration and the impact on channel positioning of our networks; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such operating businesses’ products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world.  These forward-looking statements speak only as of the date of this press release.  Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Additional Information

Nothing in this release shall constitute a solicitation to buy or an offer to sell shares of the reclassified Liberty Capital tracking stock or Liberty Entertainment tracking stock. The offer and sale of Liberty’s tracking stocks in the proposed reclassification will only be made pursuant to Liberty’s effective registration statement. Liberty stockholders and other investors are urged to read the registration statement, including the proxy statement/prospectus contained therein, filed by Liberty with the SEC, because it contains important information about the transaction. A copy of the registration statement and the proxy statement/prospectus are available free of charge at the SEC’s website (http://www.sec.gov).

Contact:  John Orr (720) 875-5622

SUPPLEMENTAL INFORMATION

As a supplement to Liberty’s consolidated statements of operations, the following is a presentation of quarterly and annual financial information and operating metrics on a stand-alone basis for the two largest privately held businesses (QVC and Starz Entertainment) owned by or in which Liberty held an interest at December 31, 2007.

Please see below for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2006 and 2007 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

QUARTERLY SUMMARY

(amounts in millions)	4Q06	1Q07	2Q07	3Q07	4Q07
Liberty Interactive Group
QVC (100%)
Revenue – Domestic	$1,604	1,174	1,184	1,174	1,676
Revenue – International	632	510	509	512	658
Revenue – Total	$2,236	1,684	1,693	1,686	2,334
OCF – Domestic	$417	278	292	278	396
OCF – International	140	96	91	86	135
OCF – Total	$557	374	383	364	531
Operating Income	$419	243	244	231	396
Gross Margin – Domestic	36.3%	36.8%	37.6%	36.6%	35.4%
Gross Margin – International	39.0%	37.6%	37.5%	36.7%	37.3%
Homes Reached – Domestic	90.7	91.2	90.9	92.7	93.4
Homes Reached – International	75.6	77.4	78.6	79.1	80.5

Liberty Capital Group
STARZ ENTERTAINMENT (100%)
Revenue	$257	265	254	282	265
OCF	$50	73	55	88	48
Operating Income	$46	60	42	78	30
Subscription Units – Starz	15.5	15.8	16.1	16.0	16.3
Subscription Units – Encore	27.3	28.2	28.4	30.3	30.7

ANNUAL SUMMARY

(amounts in millions)	2006	2007
Liberty Interactive Group
QVC, INC. (100%)
Revenue – Domestic	$4,983	5,208
Revenue – International	2,091	2,189
Revenue – Total	$7,074	7,397
OCF – Domestic	$1,230	1,244
OCF – International	426	408
OCF – Total	$1,656	1,652
Operating Income	$1,130	1,114
Gross Margin – Domestic	36.9%	36.5%
Gross Margin – International	38.6%	37.3%

Liberty Capital Group
STARZ ENTERTAINMENT GROUP LLC (100%)
Revenue	$1,033	1,066
OCF	$186	264
Operating Income	$163	210

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held entities of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held entity’s operating income, determined under GAAP.  Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation).  Operating cash flow, as defined by Liberty, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

Liberty believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure.  Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings from continuing operations before income taxes and minority interest (Schedule 1) and a reconciliation, for QVC and Starz Entertainment, of each identified entity’s operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).

SCHEDULE 1

The following table provides a reconciliation of consolidated segment operating cash flow to earnings from continuing operations before income taxes and minority interest for the years ended December 31, 2006 and 2007, respectively.

(amounts in millions)	2006	2007
Liberty Interactive Group	$1,680	1,684
Liberty Capital Group	103	45
Consolidated segment operating cash flow	$1,783	1,729

Consolidated segment operating cash flow	$1,783	1,729
Stock compensation	(67)	(93)
Depreciation and amortization	(582)	(675)
Impairment of long-lived assets	(113)	(223)
Interest expense	(680)	(641)
Realized and unrealized gains (losses) on financial instruments, net	(279)	1,269
Gains on disposition of assets, net	607	646
Other than temporary declines in fair value of investments	(4)	(33)
Other, net	323	342
Earnings from continuing operations before income taxes and minority interest	$988	2,321

SCHEDULE 2

The following table provides a reconciliation, for QVC and Starz Entertainment, of operating cash flow to operating income calculated in accordance with GAAP for the three months ended December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007, and the years ended December 31, 2006 and 2007, respectively.

(amounts in millions)	4Q06	1Q07	2Q07	3Q07	4Q07
Liberty Interactive Group
QVC (100%)
Operating Cash Flow	$557	374	383	364	531
Depreciation and Amortization	(119)	(120)	(134)	(129)	(133)
Stock Compensation Expense	(19)	(11)	(5)	(4)	(2)
Operating Income	$419	243	244	231	396

Liberty Capital Group
STARZ ENTERTAINMENT (100%)
Operating Cash Flow	$50	73	55	88	48
Depreciation and Amortization	(7)	(6)	(6)	(3)	(6)
Stock Compensation Expense	3	(7)	(7)	(7)	(12)
Operating Income	$46	60	42	78	30

(amounts in millions)	2006	2007
QVC, INC. (100%)
Operating Cash Flow	$1,656	1,652
Depreciation and Amortization	(476)	(516)
Stock Compensation Expense	(50)	(22)
Operating Income	$1,130	1,114

STARZ ENTERTAINMENT GROUP LLC (100%)
Operating Cash Flow	$186	264
Depreciation and Amortization	(26)	(21)
Stock Compensation Expense	3	(33)
Operating Income	$163	210